UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report: February 1, 2006

Science Applications International Corporation

(Exact Name of Registrant as Specified in its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

0-12771	95-3630868
(Commission File Number)	(I.R.S. Employer Identification No.)

10260 Campus Point Drive, San Diego, CA 92121

(Address of Principal Executive Offices) (Zip Code)

(858) 826-6000

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

FORM 8-K

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On January 27, 2006, D.P. Andrews, a director and Chief Operating Officer of the Company, resigned as a director, effective immediately, and as Chief Operating Officer, effective as of February 24, 2006. Mr. Andrews will remain an employee of the Company until his retirement effective April 15, 2006. A copy of the notice of resignation and retirement dated January 27, 2006 that Mr. Andrews provided to the Company is filed with this report as Exhibit 99.1. A copy of the memorandum dated January 27, 2006 that K.C. Dahlberg sent to Mr. Andrews approving the timing of Mr. Andrews retirement is filed with this report as Exhibit 99.2. The Company and Mr. Andrews entered into a mutual release agreement dated January 27, 2006, pursuant to which each party released certain claims or potential claims against the other. A copy of the mutual release agreement is filed with this report as Exhibit 99.3.

Following his resignation as Chief Operating Officer, Mr. Andrews will use his earned vacation beginning February 25, 2006, to transition to retirement as an employee effective April 15, 2006. Until his retirement as an employee, Mr. Andrews will continue to receive his base salary at the current rate and will be entitled to medical, dental and life insurance coverage. His benefits under the Company’s incentive and benefit plans will continue to accrue until his retirement, at which time he will also be entitled to payment for any accrued and unused comprehensive leave (vacation). The stock options and restricted stock awards currently held by Mr. Andrews will be treated in accordance with the existing terms of each award agreement and applicable plan. He will not receive a bonus with respect to the 2006 fiscal year as a result of his change in status.

Item 9.01. Financial Statements and Exhibits.

(c)	Exhibits.

Exhibit Number	Description
99.1	Notice of resignation and retirement dated January 27, 2006 from D.P. Andrews, Chief Operating Officer and Director, to K.C. Dahlberg, Chairman of the Board and Chief Executive Officer.

99.2	Memorandum dated January 27, 2006 from Mr. Dahlberg to Mr. Andrews

99.3	Mutual release agreement dated January 27, 2006 between SAIC and Mr. Andrews

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

(Registrant)	SCIENCE APPLICATIONS
INTERNATIONAL CORPORATION

Date: February 1, 2006	By	/s/ DOUGLAS E. SCOTT
Douglas E. Scott
	Its:	Senior Vice President, General Counsel and Secretary

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